Exhibit 10.3

Guardion Health Sciences, Inc.
2925 Richmond Avenue, Suite 1200
Houston, TX 77098

November 29, 2022

[INVESTOR NAME]
[ADDRESS]
[ADDRESS]
Attn: ]___________]
Email: [____________]

Re: Securities Purchase Agreement, dated as of November 29, 2022 (the “Securities Purchase Agreement”), by and among Guardion Health Sciences, Inc., a Delaware corporation (the “Company”), the undersigned purchaser (the “Purchaser”), and each of the other purchaser parties identified on the signature pages thereto.

Dear Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being entered into in connection with, and as a condition to, the parties’ execution and delivery of the Securities Purchase Agreement, pursuant to which the Purchaser agreed to purchase from the Company, and the Company agreed to sell and issue to the Purchaser, upon the terms and subject to the conditions stated in the Securities Purchase Agreement, shares of the Company’s Preferred Stock. Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Securities Purchase Agreement.

To induce the parties to enter into the Securities Purchase Agreement, the Purchaser and the Company hereby agree as follows:

1. Voting of Preferred Stock.

a. From the date hereof up to and including the receipt of Stockholder Approval, the Purchaser covenants that the Purchaser will not convert any shares of Series C Stock and the Purchaser will not transfer, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)) any shares of Preferred Stock.

b. The Purchaser covenants to vote, and shall cause its Affiliates to vote, all shares of Series C Stock owned by the Purchaser or its Affiliates, as applicable, in respect of any resolution presented to the stockholders of the Company for the purpose of obtaining the Shareholder Approval. For clarity, the Purchaser’s agreement to vote its shares of Series C Stock in accordance with the foregoing sentence, does not require the Purchaser to vote such shares for or against any other proposal or proposals, whether or not such other proposal or proposals are recommended by the Board of Directors.

c. The Purchaser covenants to vote, and shall cause its Affiliates to vote, the shares of Series D Stock on any proposal presented to the stockholders of the Company for purposes of obtaining the Stockholder Approval and agrees that such shares of Series D Stock, shall, to the extent voted in favor of the proposal, be automatically and without further action of the Purchaser voted in the same proportions (either for or against such proposal) as shares of Common Stock (excluding any shares of Common Stock that are not voted), Series C Stock and any other issued and outstanding shares of preferred stock of the Company having the right to vote with respect thereto (other than the Preferred Stock or shares of such preferred stock not voted) are voted on any proposal to adopt and approve the Reverse Stock Split Amendment. For the avoidance of doubt, and for illustrative purposes only, if 30% of the aggregate votes cast by Common Stock, Series C Stock and other preferred stock, if any, in connection with the Reverse Stock Split Amendment are voted against such proposal and 70% of the aggregate votes cast by Common Stock, Series C Stock and other preferred stock, if any, voting in connection with the Reverse Stock Split Amendment are voted in favor thereof, then 30% of the votes cast by the holders of shares of Series D Stock voting in connection with proposal to adopt and approve the Reverse Stock Split Amendment shall be counted as votes cast against the proposal to adopt and approve the Reverse Stock Split Amendment and 70% of such votes shall be counted as votes cast in favor of such Reverse Stock Split Amendment proposal. For clarity, the Purchaser’s agreement to vote its shares of Series D Stock in accordance with the first sentence of this Section 1.c, does not require the Purchaser to vote such shares for or against any other proposal or proposals, whether or not such other proposal or proposals are recommended by the Board of Directors.

2. No Third-Party Beneficiaries. This Letter Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

3. Miscellaneous.

a. This Letter Agreement may be executed in any number of counterparts each of which shall constitute an original but which together shall constitute one instrument. This Letter Agreement may only be amended by an instrument in writing executed by each of the parties hereto.

b. This Letter Agreement shall be considered a Transaction Document as such term is defined in the Securities Purchase Agreement.

c. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

d. By executing this Letter Agreement, each party represents and warrants to the other party that (i) the representing party has duly authorized the execution, delivery, and performance of this Letter Agreement; (ii) the terms of this Letter Agreement are binding upon and in full force and effect against, the representing party, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, to general principles of equity and to principles of sovereign immunity; and (iii) the execution, delivery and performance of this Letter Agreement by such representing party does not and will not violate any agreement or arrangement to which it is a party or by which it may be bound, or any order or decree to which such party is subject.

e. No party hereto waives any right under this Letter Agreement by failure or delay in its exercise. A single or partial exercise of any rights does not preclude the later exercise of such right or any other right. The rights and remedies of this Letter Agreement are cumulative and not exclusive of any rights or remedies available pursuant to applicable law.

f.       This Letter Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

g. Notwithstanding any provision of the Securities Purchase Agreement to the contrary, to the extent that any provision of the Securities Purchase Agreement conflicts with the terms of this Letter Agreement, the terms of this Letter Agreement shall control.

[Signatures follow on the next page.]

COMPANY:

Guardion Health Sciences, Inc., a Delaware corporation

By:
Name: Bret Scholtes
Title: Chief Executive Officer:

Acknowledged and Agreed as of [   ], 2022

PURCHASER:

By:
Name:
Title:

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